Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS FISCAL FOURTH QUARTER REVENUE GROWS 14%

OVER FISCAL THIRD QUARTER TO $203 MILLION

- Gaming Operations Revenues Increase 33% -

- Successful New Products Drive Quarterly Record Replacement Unit Shipments of 4,376 New

Units in the U.S. and Canada, Total Global Shipments of 6,795 New Units And 6% Growth in Participation Revenues -

- Demand for Unique New Gamefield xD Gaming Machine Leads to Record Number of

Wide-Area Progressive Games in Installed Base -

Waukegan, Ill. – August 29, 2013—WMS Industries Inc. (NYSE:WMS) today reported revenue of $202.8 million and net income of $13.5 million, or $0.24 per diluted share, for the fiscal 2013 fourth quarter ended June 30, 2013. These results include a $0.04 per diluted share impact for costs related to the pending acquisition of WMS by Scientific Games Corporation (NASDAQ:SGMS) in selling and administrative expenses and $0.06 per diluted share for net charges in interest income and other income and expense, net, primarily related to foreign currency losses due to the devaluation of the Argentina Peso to the U.S. dollar. This impact was partially offset by a $0.03 per diluted share benefit from discrete tax items, principally due to the conclusion of a prior year’s federal income tax audit. For the fiscal 2012 fourth quarter, WMS reported revenue of $195.9 million and net income of $22.1 million, or $0.40 per diluted share.

“Excellent customer and player demand for our innovative new Blade™ and Gamefield xD™ gaming machines drove year-over-year increases in new gaming machine sales and participation revenues, and these improvements, combined with continued strength in interactive products and services revenues, led to the growth in our quarterly revenues,” said Brian R. Gamache, Chairman and Chief Executive Officer. “Our investments in R&D during the last several years have supported the development of great new products, games and innovative new gaming experiences that deliver substantial value for our casino customers and have set WMS on a path for renewed long-term growth. At next month’s G2E® industry trade show, we’ll demonstrate our latest new products that offer engaging gaming entertainment, including a full range of new premium participation and for-sale games.”

Recent Highlights:

•	Total revenues grew 4% over the prior-year quarter to $202.8 million and increased 14% on a quarterly sequential basis, while direct costs attributable to revenues declined by $4.4 million, or 6%, from the prior year due to improved productivity, strategic sourcing initiatives and mix of business.

•	Gaming operations revenues increased $20.6 million, or 33%, year over year to a quarterly record $83.4 million, primarily reflecting a 568-unit increase, or 6% gain, in the average installed participation base plus interactive products and services revenue growing to $17.4 million.

•	WMS shipped approximately 2,450 new for-sale Blade cabinets in the June 2013 quarter driving a quarterly record 4,376 new replacement gaming machines shipped in the U.S. and Canada.

•	International unit shipments improved by 39% year over year to 2,055 gaming machines.

•	Cash flow from operating activities increased $11.3 million, or 23%, in the June 2013 quarter over the prior year, while net cash used in investing activities decreased by $20.0 million, or 25%, from the comparable quarter a year ago.

– more –

WMS Reports Fiscal Fourth Quarter Results, 8/29/2013	page 2

•	Restarted sales and leasing of Video Gaming Terminals (VGTs) in Illinois following modification and amendment of the State’s Video Gaming Act on June 24, 2013 that will now permit WMS to continue as a licensed manufacturer following the completion of the Company’s pending acquisition by Scientific Games.

•	Launched the new, enhanced Play4Fun Network™ interactive product that provides a B2B white-label, free-play iGaming and marketing platform that seamlessly links players’ online gaming experiences with a casino’s land-based entertainment offering, with the first installation at the Snoqualmie Casino in Washington.

•	Extended the availability of the Jackpot Party® Social Casino across mobile and tablet devices to include Android™ based mobile devices.

•	Through the Williams Interactive subsidiary, extended the availability of WMS slot games to several additional European real-money online casino and bingo sites.

“Over the last two years, WMS prudently allocated capital to refresh our installed participation base while investing in R&D initiatives to develop innovative new premium games and platforms, such as the Gamefield xD participation gaming machine that launched in the March 2013 quarter,” said Gamache. “As a result, today we have approximately 1,400 Gamefield xD cabinets in our installed participation base; and by accelerating the replacement and upgrading of our footprint, approximately 80% of our installed gaming machines are Bluebird®2, Bluebird xD and Gamefield xD cabinets. These investments have established a solid foundation for consistent growth in our gaming operations, as new titles such as the two initial THE WIZARD OF OZ™ game themes for the Gamefield xD platform and the more recent launches of the MONOPOLY™ Legends™, SPIDER-MAN™ and WILLY WONKA AND THE CHOCOLATE FACTORY™ themes were drivers of our expanded footprint in the June quarter. With ongoing expansion of these successful products, our installed base of Wide-Area Progressive (WAP) gaming machines reached a new record level in early August. And, with the new IRON MAN™ WAP game on the Gamefield xD cabinet and THE LORD OF THE RINGS™ The Return of the King™ standalone game scheduled for launch in the September quarter, we expect to continue to generate further growth across our entire participation footprint and deliver strong earnings performance for our customers.

“The significant enhancement in graphics and player experience enabled by the increased power of our next-generation CPU-NXT®3 operating platform and Blade cabinet is driving superior in-casino performance of our newest for-sale games such as Great Zeus™, Lantern Festival™ and Montezuma™ themes. As a result of the exceptional player appeal and customer performance, the Blade cabinet represented about 36% of global new units shipped in the June quarter, exceeding the previous record demand pace established by the launch of the Bluebird2 cabinet in 2008. Recently, we doubled the number of game themes available on the Blade platform and continue to extend the range of entertaining themes and play experiences available for the Blade cabinet to provide additional diversity of engaging game play for players and customers.

“In addition, success throughout fiscal 2013 in leveraging our creative development capabilities and legendary slot game library to create new interactive products and services resulted in interactive revenues reaching $57 million in annual revenues compared to just $4 million in fiscal 2012. We are highly encouraged by the successful development efforts and growth initiatives of our interactive products and services during the past year and expect to achieve additional growth in fiscal 2014 as we further monetize key game launches and realize ongoing benefits from the recent expanded availability of our Jackpot Party Social Casino in tablet and mobile device channels. We are confident that our interactive gaming initiatives and distribution opportunities for our content and games in these growing channels is a source of significant long-term growth potential for the Company,” concluded Gamache.

– more –

WMS Reports Fiscal Fourth Quarter Results, 8/29/2013	page 3

Fiscal 2013 Fourth Quarter Financial Review

The following table summarizes key components related to revenue generation for the three months ended June 30, 2013 and 2012 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended June 30,		Increase/(Decrease)
	2013	2012	Amount	%
Total Revenues	$202.8	$195.9	$6.9	3.5

Product Sales Revenues:
New gaming machine sales revenues	$105.0	$98.2	$6.8	6.9
Other product sales revenues	14.4	34.9	(20.5)	(58.7)

Total product sales revenues	$119.4	$133.1	$(13.7)	(10.3)

Average sales price per new unit	$15,443	$15,982	$(539)	(3.4)
New unit shipments to the U.S. and Canada	4,740	4,672	68	1.5
New unit shipments to International markets	2,055	1,474	581	39.4

Total new units on which revenue was recognized	6,795	6,146	649	10.6
Used unit shipments	903	2,671	(1,768)	(66.2)

Total unit shipments	7,698	8,817	(1,119)	(12.7)

Conversion kit unit sales	2,590	5,460	(2,870)	(52.6)
Cost of product sales revenues	$56.5	$60.4	$(3.9)	(6.5)
Gaming Operations Revenues:
Participation revenues	$59.2	$56.1	$3.1	5.5
Interactive products and services revenues	17.4	1.2	16.2	nm
Other gaming operations revenues	6.8	5.5	1.3	23.6

Total gaming operations revenues	$83.4	$62.8	$20.6	32.8

Installed base of participation units at period end	9,910	9,561	349	3.7
Average installed participation units	9,818	9,250	568	6.1
Average daily revenue per participation unit	$66.23	$66.50	$(0.27)	(0.4)
Cost of gaming operations revenues	$13.7	$14.2	$(0.5)	(3.5)

Product Sales Revenues

Total product sales revenues for the June 2013 quarter were $119.4 million, as a $6.8 million increase in new gaming machine sales was offset by a $20.5 million decline in sales of used gaming machines and conversion kits. WMS shipped 4,740 new gaming machines to customers in the U.S. and Canada, an increase of 68 units from the prior-year period and a quarterly sequential increase of 31%, or 1,121 units. Replacement units shipped to U.S. and Canadian customers, including 234 VLTs for Canadian customers, increased 12% to a quarterly record 4,376 units replacement units compared with 3,897 replacement units in the prior-year period. New gaming machine shipments for new casino openings and expansions in the U.S. and Canada totaled 364 units, a decrease from 775 units in the June 2012 quarter reflecting fewer new casino openings. Shipments to international customers rose 39% year over year to 2,055 new units, or 30% of total global new unit shipments, compared to 1,474 new units, or 24% of global new unit shipments, in the year-ago period. The Company’s average sales price in the June 2013 quarter was $15,443 compared to $15,982 in the year-ago period, reflecting higher revenue deferrals of approximately $6.0 million related primarily to a new and unique Blade cabinet content pricing plan and the sales mix impact from lower-priced VLT units and Bluebird2 lite cabinets for select international markets.

– more –

WMS Reports Fiscal Fourth Quarter Results, 8/29/2013	page 4

Other product sales revenues declined 59% to $14.4 million from the record $34.9 million in the prior-year period, primarily reflecting lower conversion kit sales revenues and lower used gaming machine revenues as a result of a smaller number of used unit sales at lower prices.

Gaming Operations Revenues

Gaming operations revenues rose $20.6 million, or 33%, to $83.4 million in the June 2013 quarter from $62.8 million in the year-ago period. The average installed participation base increased 568 units to 9,818 gaming machines compared with 9,250 gaming machines in the prior-year quarter, and increased 5%, or 499 units, on a quarterly sequential basis. The quarter-end installed participation footprint rose 349 units year over year and by 226 units on a quarterly sequential basis to 9,910 gaming machines at June 30, 2013, representing the Company’s highest quarter-end installed footprint in the last nine quarters. Average revenue per day was essentially flat at $66.23 per unit for the June 2013 quarter compared with $66.50 in the prior-year period, primarily reflecting the weakness in gaming industry revenues reported in most regional gaming markets offset by the strong performance from WMS’ latest new participation products.

Revenues from interactive products and services, which are net of platform fees, increased nearly fifteen-fold to $17.4 million from $1.2 million in the prior-year quarter. The increase reflects the significant growth and monetization achieved during the last year with the Jackpot Party Social Casino, organic growth in WMS’ UK-based online casino and in the play of WMS slot games on multiple European real-money online casinos. During the June quarter, growth initiatives were strategically paused in the Company’s social gaming operations to enable the expansion of an enhanced server and network infrastructure to facilitate further future growth, particularly given the introduction of gaming products for mobile platforms. Following the successful network upgrade and expansion, daily active users (DAU) on Jackpot Party Social Casino have increased over 35% thus far in the September quarter compared to the June quarter across all platforms to new record levels reflecting popularity of play on mobile devices, while maintaining high rates of monetization that are believed to be comparable to the industry’s leading social casino sites.

Other gaming operations revenues increased to $6.8 million compared to $5.5 million in the year-ago quarter, primarily reflecting higher leased gaming machine revenues and royalties from licensing WMS intellectual property to third parties.

Costs and Expenses

The following table summarizes key components of costs and expenses for the three months ended June 30, 2013 and 2012 ($ in millions):

	Three Months Ended June 30,		Increase/(Decrease)
	2013	2012	Amount		%
Costs and Expenses:
Cost of product sales	$56.5	$60.4	$(3.9)		(6.5)
As a percentage of product sales revenues	47.3%	45.4%	190 bp		4.2
Cost of gaming operations	13.7	14.2	(0.5)		(3.5)
As a percentage of gaming operations revenues	16.4%	22.6%	(620	)bp	(27.4)
Research and development expense	30.3	24.3	6.0		24.7
As a percentage of total revenues	14.9%	12.4%	250 bp		20.2
Selling and administrative expense	49.9	40.0	9.9		24.8
As a percentage of total revenues	24.6%	20.4%	420 bp		20.6
Depreciation and amortization expense	32.5	25.3	7.2		28.5
As a percentage of total revenues	16.0%	12.9%	310 bp		24.0

Total costs and expenses	$182.9	$164.2	$18.7		11.4

Operating income	$19.9	$31.7	$(11.8)		(37.2)

Operating margin	9.8%	16.2%	(640	)bp	(39.5)

– more –

WMS Reports Fiscal Fourth Quarter Results, 8/29/2013	page 5

As a percent of product sales revenue in the June 2013 quarter, costs declined 280 basis points on a quarterly sequential basis to 47.3% but increased 190 basis points year over year reflecting the impact of lower-priced VLT units and Bluebird2 lite cabinets for select international markets, along with fewer high-margin conversion kit sales, the higher cost of the Blade cabinet compared to the Bluebird2 cabinet and the impact of the competitive industry environment on average selling price. As a result of successful supply chain management and enhanced new product introduction processes, the initial yield at the launch of the Blade cabinet was higher than the initial yield at the launch of either the Bluebird2 or Bluebird xD cabinets.

Cost of gaming operations revenues declined $0.5 million year over year and as a percent of gaming operations revenues declined 620 basis points. The improvement primarily reflects the low direct costs associated with higher interactive products and services revenues and favorable jackpot expense on wide-area progressive games for the June 2013 quarter.

In aggregate, direct costs attributable to product sales and gaming operations revenues decreased $4.4 million in the June 2013 quarter even as revenues grew $6.9 million.

Research and development expenses increased $6.0 million year over year and $0.4 million on a quarterly sequential basis to $30.3 million for the June 2013 quarter. The year-over-year increase reflects higher spending, including payroll-related and incentive costs, to support the development of the Company’s innovative new casino gaming products, the incremental expense from two interactive acquisitions completed in the June 2012 quarter and higher development costs to support long-term growth in interactive products and services revenues.

Selling and administrative expenses in the June 2013 quarter increased $9.9 million year over year and rose $2.8 million on a quarterly sequential basis to $49.9 million. The year-over-year increase reflects $3.6 million of costs associated with the Company’s pending acquisition by Scientific Games Corporation, the planned increase in online marketing costs to expand the player base for interactive products and services revenues, the impact of two acquisitions in the June 2012 quarter, higher payroll-related and incentive costs and the incremental expenses related to the Company’s recent implementation of an upgraded enterprise-wide ERP system.

Depreciation and amortization expense of $32.5 million in the June 2013 quarter increased by $7.2 million year over year and $0.8 million on a quarterly sequential basis. The year-over-year increase reflects the Company’s investment in its installed base of participation gaming machines over the last 12 months, depreciation associated with the completion of a major new facility, implementation of the upgraded enterprise-wide ERP system and the amortization of finite-lived intangible assets from the two acquisitions completed in the June 2012 quarter.

Cash Flow and Balance Sheet

Cash flow provided by operating activities for the twelve months ended June 30, 2013 was $153.4 million compared to $156.8 million in the year-ago period, but increased $11.3 million, or 23%, in the June quarter over the prior year period to $61.5 million. Fiscal 2013 annual results reflect lower net income, a greater impact of tax-related items and a decrease in other non-cash items offset by higher depreciation and amortization and a smaller change in operating assets and liabilities. Total receivables, net increased slightly to $409.8 million at June 30, 2013 from $405.1 million at June 30, 2012, reflecting a $29.8 million decrease in long-term notes receivable during the last fiscal year offset by a $34.5 million increase in current accounts and notes receivable. Inventory at $61.5 million was up $8.2 million from June 30, 2012, principally reflecting an increase in materials to support the launch of the new Blade and Gamefield xD gaming machines.

– more –

WMS Reports Fiscal Fourth Quarter Results, 8/29/2013	page 6

Net cash used in investing activities for fiscal 2013 was $174.3 million, down $19.9 million from the $194.2 million used in fiscal 2012. A $16.0 million decline in expenditures for property, plant and equipment and a $16.4 million reduction in cash used to fund prior-year acquisitions was partially offset by a $4.9 million increase in funds used to acquire or license intangible and other non-current assets and a $7.6 million increase in capital deployed for gaming operations, primarily due to the strong customer demand for placements of the new, high-performing Gamefield xD participation gaming machine. In the June 2013 quarter, total capital expenditures in aggregate for gaming operations equipment and property, plant and equipment were $50.8 million, or $7.6 million lower, than the $58.4 million of total capital expenditures for property, plant and equipment and gaming operations equipment in the June 2012 quarter.

Net cash provided by financing activities was $21.8 million in fiscal 2013 compared to $10.8 million in the prior year, primarily due to a $45.4 million decline in stock repurchase activity, which was partially offset by $35.0 million in lower net borrowings under the Company’s line of credit.

Total cash, cash equivalents and restricted cash was $69.7 million at June 30, 2013, and long-term debt was $85.0 million.

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income at the end of this release), was $60.8 million in the June 2013 quarter, inclusive of the $3.6 million impact related to the pending acquisition of WMS by Scientific Games and the $5.2 million impact from net charges related to foreign currency losses and other items, compared with $69.8 million in the prior-year period, while adjusted EBITDA margin was 30.0% compared with 35.6% in the year-ago quarter.

About WMS

WMS Industries Inc. is a leading supplier of innovative gaming entertainment products and services worldwide. The Company designs, develops, manufactures, distributes and markets casino games and gaming machines, video lottery terminals, video gaming terminals and interactive gaming products and services. More information on WMS, and its subsidiaries, WMS Gaming and Williams Interactive, can be found at www.wms.com or www.williamsinteractive.com or visit the Company on Facebook®, Twitter® or YouTube®.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	JCIR
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission.

IRON MAN and all related characters, TM & © 2008-2013 Marvel Entertainment, Inc. and its subsidiaries. IRON MAN movies © 2008-2013 Paramount Pictures Inc. All rights reserved.

MONOPOLY is a trademark of Hasbro. Used with permission. ©2013 Hasbro. All rights reserved.

THE LORD OF THE RINGS © 2013 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Middle-earth Enterprises under license to New Line Productions, Inc.

– more –

WMS Reports Fiscal Fourth Quarter Results, 8/29/2013	page 7

SPIDER-MAN and all related characters, TM & © 2002-2007 Marvel Entertainment, Inc. and its subsidiaries. SPIDER-MAN movies © 2002-2007 Columbia Pictures Industries, Inc. All rights reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s13)

WILLY WONKA™ & © Warner Bros. Entertainment. (s13)

Cautionary Statement Regarding Forward-looking Statements

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “continue,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. We undertake no obligation to update such forward looking statements, all of which are made only as of this date, August 29, 2013. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) there is a risk that the acquisition of WMS (“the acquisition”) pursuant to the previously announced merger agreement with Scientific Games Corporation may not be consummated, on a timely basis or otherwise; (2) our business has been and may in the future be disrupted while the acquisition by Scientific Games Corporation is pending or if the acquisition is not consummated as our ability to transact business with customers, suppliers and other business partners may be adversely affected; (3) it may be difficult for us to retain and recruit employees in vital areas while the acquisition is pending or if it fails; (4) in the event our recently announced acquisition by Scientific Games Corporation is not consummated, the price of our stock may be affected; (5) there could be unexpected costs, charges or expenses or lost revenue opportunities resulting from the pending acquisition; (6) in connection with the recent implementation of our enterprise resource planning system, there is the risk of inaccurate data or reporting and significant design errors that could have a negative effect on our operating results and impact our ability to manage our business which could constitute significant deficiencies; (7) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (8) changes in regulations or regulatory interpretations that may adversely affect existing product placements or future placements; (9) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (10) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (11) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (12) a greater-than-expected demand for operating leases by customers over outright product sales or sales financing leases that shift revenue recognition from a single period to the term of such operating leases; (13) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (14) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (15) increased pricing or promotional competitive activity that adversely affects our average selling price or product revenues; (16) a failure to obtain and maintain our gaming licenses and regulatory approvals; (17) failure of customers or players to adapt to the new technologies that we introduce in new product concepts;

– more –

WMS Reports Fiscal Fourth Quarter Results, 8/29/2013	page 8

(18) a software anomaly or fraudulent manipulation of our gaming machines and software; (19) a failure to obtain the right to use or an inability to adapt to rapid development of new technologies; (20) an infringement claim seeking to restrict our use of material technologies; (21) risks of doing business in international markets, including political and economic instability, terrorist activity, changes in importation and repatriation regulations such as currently experienced in Argentina, and foreign currency fluctuations; and (22) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business”, “Item 1A. Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2012, and our more recent reports filed with the U.S. Securities and Exchange Commission.

- financial tables follow -

WMS Reports Fiscal Fourth Quarter Results, 8/29/2013	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions of U.S. dollars and millions of shares, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Product sales	$119.4	$133.1	$390.4	$428.3
Gaming operations	83.4	62.8	306.9	261.4

Total revenues	202.8	195.9	697.3	689.7
COSTS AND EXPENSES:
Cost of product sales (1)	56.5	60.4	190.2	205.2
Cost of gaming operations (1)	13.7	14.2	57.4	55.5
Research and development	30.3	24.3	114.5	94.5
Selling and administrative	49.9	40.0	169.3	145.2
Depreciation and amortization (1)	32.5	25.3	121.2	92.2
Impairment and restructuring charges	—	—	—	9.7

Total costs and expenses	182.9	164.2	652.6	602.3

OPERATING INCOME	19.9	31.7	44.7	87.4
Interest expense	(0.8)	(0.4)	(3.5)	(1.6)
Interest income and other income and expense, net	(2.0)	3.8	7.5	13.3

Income before income taxes	17.1	35.1	48.7	99.1
Provision for income taxes	3.6	13.0	14.1	35.0

NET INCOME	$13.5	$22.1	$34.6	$64.1

Earnings per share:
Basic	$0.25	$0.40	$0.63	$1.15

Diluted	$0.24	$0.40	$0.63	$1.15

Weighted-average common shares:
Basic common stock outstanding	54.8	54.9	54.6	55.5

Diluted common stock and common stock equivalents	55.6	55.2	54.9	55.8

1)	Depreciation and amortization includes the following amounts attributable to cost of product sales and cost of gaming operations:

Cost of product sales	$2.1	$2.1	$8.4	$6.4
Cost of gaming operations	$19.7	$15.8	$75.0	$57.6

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions of U.S. dollars)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)
Net income	$13.5	$22.1	$34.6	$64.1
Foreign currency translation adjustment, net of taxes	(1.2)	(5.8)	1.9	(9.9)

Total comprehensive income	$12.3	$16.3	$36.5	$54.2

– more –

WMS Reports Fiscal Fourth Quarter Results, 8/29/2013	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars and millions of shares)

	June 30, 2013	June 30, 2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59.9	$62.3
Restricted cash and cash equivalents	9.8	13.8

Total cash, cash equivalents and restricted cash	69.7	76.1
Accounts and notes receivable, net of allowances of $8.9 and $6.9, respectively	317.3	282.8
Inventories	61.5	53.3
Other current assets	53.2	40.1

Total current assets	501.7	452.3
NON-CURRENT ASSETS:
Long-term notes receivable, net	92.5	122.3
Gaming operations equipment, net of accumulated depreciation and amortization of $280.5 and $227.1, respectively	140.5	115.7
Property, plant and equipment, net of accumulated depreciation and amortization of $178.3 and $142.0, respectively	242.0	226.7
Intangible assets, net	179.2	178.9
Deferred income tax assets	48.3	39.3
Other assets, net	20.4	18.9

Total non-current assets	722.9	701.8

TOTAL ASSETS	$1,224.6	$1,154.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$75.5	$84.8
Accrued compensation and related benefits	19.3	9.5
Other accrued liabilities	70.7	76.5

Total current liabilities	165.5	170.8
NON-CURRENT LIABILITIES:
Long-term debt	85.0	60.0
Deferred income tax liabilities	24.9	22.7
Other non-current liabilities	20.2	23.3

Total non-current liabilities	130.1	106.0
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 shares authorized and 59.7 shares issued)	29.8	29.8
Additional paid-in capital	451.8	443.5
Treasury stock, at cost (4.8 and 4.9 shares, respectively)	(137.2)	(144.1)
Retained earnings	589.5	554.9
Accumulated other comprehensive loss	(4.9)	(6.8)

Total stockholders’ equity	929.0	877.3

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,224.6	$1,154.1

– more –

WMS Reports Fiscal Fourth Quarter Results, 8/29/2013	page 11

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of U.S. dollars)

	Twelve Months Ended June 30,
	2013	2012
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$34.6	$64.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	101.9	77.8
Amortization of intangible and other assets	35.5	29.0
Share-based compensation	15.9	15.8
Other non-cash items	6.0	12.3
Deferred income taxes	(19.5)	(1.0)
Tax benefit from exercise of stock options	(1.8)	(0.2)
Change in operating assets and liabilities	(19.2)	(41.0)

Net cash provided by operating activities	153.4	156.8
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(90.6)	(83.0)
Additions to property, plant and equipment	(65.4)	(81.4)
Payments to acquire or license intangible and other non-current assets	(18.3)	(13.4)
Acquisition of businesses, net of cash acquired	—	(16.4)

Net cash used in investing activities	(174.3)	(194.2)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under revolving credit facility	83.0	60.0
Repayments of borrowings under revolving credit facility	(58.0)	—
Purchases of treasury stock	(5.0)	(50.4)
Cash received from exercise of stock options and employee stock purchase plan	5.8	3.4
Additional consideration related to acquisitions	(5.8)	—
Debt issuance costs	—	(2.4)
Tax benefit from exercise of stock options	1.8	0.2

Net cash provided by financing activities	21.8	10.8
Effect of exchange rates on cash and cash equivalents	(3.3)	(1.8)

DECREASE IN CASH AND CASH EQUIVALENTS	(2.4)	(28.4)
CASH AND CASH EQUIVALENTS, beginning of period	62.3	$90.7

CASH AND CASH EQUIVALENTS, end of period	$59.9	$62.3

– more –

WMS Reports Fiscal Fourth Quarter Results, 8/29/2013	page 12

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)
Net income	$13.5	$22.1	$34.6	$64.1

Basic weighted average common shares outstanding	54.8	54.9	54.6	55.5
Dilutive effect of stock options	0.6	0.2	0.2	0.2
Dilutive effect of restricted common stock	0.2	0.1	0.1	0.1

Diluted weighted average common stock and common stock equivalents	55.6	55.2	54.9	55.8

Basic earnings per share of common stock	$0.25	$0.40	$0.63	$1.15

Diluted earnings per share of common stock and common stock equivalents	$0.24	$0.40	$0.63	$1.15

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
Net income	$13.5	$22.1	$34.6	$64.1

Net income	$13.5	$22.1	$34.6	$64.1
Depreciation	28.2	21.0	101.9	77.8
Amortization of intangible and other assets	8.9	8.6	35.5	29.0
Provision for income taxes	3.6	13.0	14.1	35.0
Interest expense	0.8	0.4	3.5	1.6
Share-based compensation	3.8	4.3	15.9	15.8
Other non-cash items	2.0	0.4	6.0	12.3

Adjusted EBITDA	$60.8	$69.8	$211.5	$235.6

Adjusted EBITDA margin	30.0%	35.6%	30.3%	34.2%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based compensation and other non-cash items) and adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash provided by operating activities (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate adjusted EBITDA and adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

# # #